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                                                                     EXHIBIT 8.1

  [LETTERHEAD OF CROWE AND DUNLEVY, A PROFESSIONAL CORPORATION APPEARS HERE]



                                      August 4, 1998

Shareholders of AmQuest
 Financial Corp.
P.O. Box 2139
Duncan, OK 73534

AmQuest Financial Corp.
P.O. Box 2139
Duncan, OK 73534

BancFirst Corporation
P.O. Box 26788
Oklahoma City, OK 73126

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of the merger pursuant to the Merger Agreement, dated as of May 6, 1998 (the "Merger Agreement"), of AmQuest Financial Corporation, an Oklahoma corporation ("AMQUEST"), with and into BancFirst Corporation, an Oklahoma corporation ("BANCFIRST"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     The Merger Agreement provides that at the Effective Time, AMQUEST will be merged with and into BANCFIRST (the "Merger"). Upon consummation of the Merger, each share of AMQUEST Common Stock that is issued and outstanding immediately prior
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August 4, 1998
Page 2

to the Effective Time, including shares issued as a result of the exercise of stock options, will be converted into the right to receive 0.7917 of a share of BANCFIRST Common Stock, and the unexercised options to acquire AMQUEST shares will be converted into options to purchase shares of BANCFIRST Common Stock equal to the number of shares of AMQUEST Common Stock subject to such unexercised options immediately prior to the Effective Time multiplied by the Exchange Rate, and the per share exercise price of such options for shares of BANCFIRST Common Stock will be the exercise price applicable to the options for shares of AMQUEST Common Stock converted into options for BANCFIRST Common Stock divided by the Exchange Rate. The Exchange Rate is subject to adjustment if the stockholders' equity of AMQUEST is less than specified thresholds set forth in
Section 17(f) of the Merger Agreement.

     In delivering our opinion, we have reviewed the Merger Agreement and the documents attached as Exhibits thereto and have assumed that the representations and warranties therein are true and correct and that the parties have complied with and, if applicable, will continue to comply with the covenants contained therein. We have also relied on the statements and representations made in the certificates of officers of AMQUEST and BANCFIRST dated July, 1998, and July 22, 1998, respectively.

     Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will take place in accordance with the terms of the Merger Agreement, it is our opinion that:

     1.  The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code;

     2. Each of AMQUEST and BANCFIRST will be a party to such reorganization within the meaning of Section 368(b) of the Code;

     3. No gain or loss will be recognized by AMQUEST or BANCFIRST as a result of the Merger;

     4. No gain or loss, except with respect to the amount of cash consideration received by shareholders of AMQUEST pursuant to the exercise of statutory dissenters' rights and except with respect to the amount of cash consideration received in lieu of
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August 4, 1998
Page 3

fractional shares, will be recognized by a shareholder of AMQUEST as a result of the Merger with respect to the shares of AMQUEST Common Stock converted into shares of BANCFIRST Common Stock;

     5. The Federal income tax basis of the BANCFIRST Common Stock received by the shareholders of AMQUEST Common Stock for their shares of AMQUEST Common Stock will be the same as the Federal income tax basis of the AMQUEST Common Stock surrendered in exchange therefor; and

     6. The holding period of the BANCFIRST Common Stock received by a shareholder of AMQUEST Common Stock will include the period for which the AMQUEST Common Stock exchanged therefor was held, provided the exchanged AMQUEST Common Stock was held as a capital asset by such shareholder on the date of the exchange.

     No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. This opinion is furnished to you solely for your exclusive use and it may not be distributed, published or relied upon by any other person without our prior written consent. Our opinion is based on current United States federal income tax law and administrative practice and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

     We consent to the reference of this opinion in, and filing of this opinion as an exhibit to, the Form S-4 registration statement being filed by BANCFIRST with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of BANCFIRST Common Stock being issued in the Merger.

                              Very truly yours,

                              CROWE & DUNLEVY
                              A Professional Corporation


                              By: /s/ JAMES H. HOLLOMAN, JR.
                                  -------------------------------------
                                  James H. Holloman, Jr.

CLA